EXHIBIT 10.1

 1285 Avenue of the Americas, 35th Floor, New York, NY 10019
T 212.554.4219 - F 212.554.4258

October 25, 2007

Michael Fagien, M.D.
7426 Floranada Way
Delray Beach, FL 33466

Dear Dr. Fagien:

This letter shall confirm our agreement that, effective November 15, 2007, your Base Salary under the Executive Employment Agreement between you and Sagemark dated October 25, 2005, as amended, will be reduced to $150,000 per year.

Sagemark has agreed, in consideration of such reduction in your Base Salary, to grant you the right to read and interpret PET and MRI imaging scans for third parties, other than National PET Scan LLC, RCOA, or any other entity which is engaged in a business competitive with Sagemark’s positron emission tomography (“PET”) and PET computed tomography imaging business, notwithstanding the non-compete provisions contained in such Employment Agreement and in the Exclusive Radiology Services Agreement between you and Sagemark dated October 25, 2005, as amended.

Except for the above modifications, both such Employment Agreement and the Exclusive Radiology Services Agreement shall not be modified by this letter agreement and will remain in full force and effect pursuant to their respective terms.

Kindly execute a copy of this letter agreement in the space provided below and return to my attention at your earliest convenience.

Thanking you for your cooperation in this matter, I remain

Very truly yours,

THE SAGEMARK COMPANIES LTD.

By:	/s/ Ron Lipstein
Ron Lipstein, President and
Chief Executive Officer

AGREED TO AND ACCEPTED
THIS 31ST DAY OF OCTOBER, 2007

/s/ Michael Fagien
Michael Fagien, M.D.